Exhibit 99.1

     Bank of Florida Fort Lauderdale Names R. Mark Manitz President and CEO

    FORT LAUDERDALE, Fla., Oct. 12 /PRNewswire-FirstCall/ -- Bank of Florida Fort Lauderdale today announced that R. Mark Manitz has been appointed President and Chief Executive Officer of the $110 million asset bank headquartered in downtown Fort Lauderdale. Martin P. Mahan, who has served in the dual role of Bank of Florida Fort Lauderdale President and CEO, and Bancshares of Florida, Inc. (Nasdaq: BOFL) Chief Operating Officer, will now focus full-time on his Bancshares responsibilities.

    Mr. Manitz, who has over 20 years of commercial, small business, consumer lending, commercial real estate and corporate lending banking experience, has worked the majority of his career at Bank of America. Most recently he managed the company's relationship building strategy in the National Consumer Real Estate Division, which funded over $165 billion in consumer mortgages in 2003. He also managed the Florida Banking Group Small Business Banking Division, a multi-billion dollar loan and deposit business line that was the company's top performing small business division in 2001. Additionally, he managed multi-billion-dollar national, consumer and commercial loan underwriting and processing centers, and served as Southwest Florida Market President managing a billion-dollar commercial loan portfolio.

    "Mark is deeply skilled, is in the prime of his career, and was looking for an exciting and challenging new opportunity with an entrepreneurial organization. After more than 20 years with well-respected national financial institutions, he sought to return to his home state and work with Bank of Florida, an innovative, fast-growing financial services company with a unique, community-focused banking model," said Martin P. Mahan, Bancshares of Florida Chief Operating Officer. "We're so pleased to welcome Mark to our organization because he shares our passion for offering relationship-driven financial services to the professional and executive business clients in our southeast Florida market, especially important now that we are expanding right here in Broward County, with the impending opening of our banking center in Coral Ridge."

    Mr. Manitz earned a Bachelor of Science degree in Finance and Real Estate from Florida State University and a Master's of Business Administration from the University of South Florida. He currently resides in Fort Lauderdale.

    Bank of Florida Fort Lauderdale is an affiliate of Bancshares of Florida, Inc. (Nasdaq: BOFL) (Newspaper listing: "BcshFla"), a $297-million-asset multi-bank holding company headquartered in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Fort Lauderdale, Florida. Investor information may be found on the company's web site, http://www.bankofflorida.com , by clicking on the "Investor Relations" tab.

    Contact: Martin Mahan
             (954) 653-2000
             mmahan@bankofflorida.com

SOURCE  Bancshares of Florida
    -0-                             10/12/2004
    /EDITORS' ADVISORY: Electronic jpeg photos of Mssrs. Manitz and Mahan are available upon request by contacting Sandy Richards at Strategic Communication Group, Inc. at 954.564.3474 or via email at sandy.richards@juno.com /
    /CONTACT: Martin Mahan, Bancshares of Florida, +1-954-653-2000, or mmahan@bankofflorida.com /
    /Photo:   http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.bankofflorida.com /
    (BOFL)

CO:  Bancshares of Florida
ST:  Florida
IN:  FIN OTC
SU:  PER